Exhibit 10.2

FORM OF BONUS PAYMENT AGREEMENT

                This BONUS PAYMENT AGREEMENT (this “Agreement”) is made and entered into as of             , 2006, by and between Venoco, Inc., a Delaware corporation (the “Company”), and                          (“Participant”).

Recitals

A.            The Company has declared and paid dividends on its common stock, and may declare and pay additional dividends on such stock, in the form of cash or property.

B.             Participant has entered into that certain Nonqualified Stock Option Agreement, dated              and amended as of the date hereof, pursuant to the Company’s 2000 Stock Incentive Plan (the “Stock Option Agreement”), under which Participant holds an unexercised option (the “Option”) to purchase              shares (the “Option Shares”) of the Company’s common stock.

C.             On March 22, 2006, the Company paid a dividend consisting of 100% of the membership interests in its subsidiary 6267 Carpinteria Avenue, LLC to its sole stockholder (the “LLC Dividend”).

D.            The Company expects to pay a dividend consisting of either (i) a distribution of approximately 50 acres of land located in Carpinteria, California, or (ii) an option to purchase such land (the “Bluffs Property Dividend”).  The terms of the planned distribution are generally described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

E.             The Company would like to amend the “change in control” provisions in the Stock Option Agreement as set forth in an amendment to that agreement  (the “Amendment”)

F.             As consideration for entering into the Amendment and the economic effect that payment of the LLC Dividend may have had on the Option Shares, and the economic effect that the payment of subsequent dividends (including the Bluffs Property Dividend) may have on those shares, the Company wishes to grant Participant bonus payments related to dividends granted by the Company as more particularly set forth herein.

Agreement

In consideration of the terms and conditions of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Bonus Payment.  If and when the Company declares and pays any dividend on its common stock, Participant shall be entitled to receive a cash payment (the “Bonus Payment”) from the Company calculated as follows:

(a)           In the case of a cash dividend, the Bonus Payment shall be equal to the product of (i) the per share amount of the dividend payable to holders of the Company’s common stock and (ii) the number of Option Shares subject to the Option as of the record date relating to the dividend (whether vested or unvested).

(b)           In the case of a non-cash dividend, the Bonus Payment shall be equal to the product of (i) (A) the fair market value of the dividend as determined by the board of directors of the Company or a committee thereof divided by (B) the total number of shares of common stock outstanding as of the record date relating to the dividend and (ii) the number of Option Shares subject to the Option as of the record date relating to the dividend (whether vested or unvested).

2.             Payment Date.  The Company shall pay the Bonus Payment to Participant on the 45th calendar day after the date on which the Company declares a dividend on its common stock and all contingencies to payment of the dividend have been satisfied.

3.             LLC Dividend.  The Company shall pay a Bonus Payment relating to the LLC Dividend on June 6, 2006.  The amount of the Bonus Payment will be calculated pursuant to the formula set forth in Section 1(b) of this Agreement.

4.             Agreed Valuation.  The Company and Participant agree that for purposes of Section 1(b) of this Agreement, the fair market value of the LLC Dividend was $4,929,511.86 or $0.15 per share and the fair market value of the proposed Bluffs Property Dividend will be an amount as determined by the Company’s Corporate Governance Committee.

5.             Withholding.  The Company shall deduct and withhold from all payments under this Agreement an amount sufficient to satisfy any federal, state, and local tax withholding requirements.

6.             Source of Funds.  Amounts payable under this Agreement shall be from the general funds of the Company.  Participant’s rights to unpaid amounts under this Agreement shall be solely those of an unsecured creditor of the Company.

7.             Section 409A.  This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and shall be interpreted in a manner consistent with that intention.

8.             No Guarantee.  Nothing in this Agreement shall obligate the Company to declare or pay dividends of any kind on shares of its common stock, nor does anything herein entitle Participant to any benefit until the Company pays a dividend on its common stock.  Nothing in this Agreement shall entitle Participant to a Bonus Payment for dividends paid prior to March 22, 2006.

9.             Entire Agreement.  This Agreement is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions regarding the subject matter hereof.

10.           Term.      This Agreement shall terminate on the first to occur of the date all Options have been exercised and the date all unexercised Options expire pursuant to the terms of the Stock Option Agreement.

Executed as of the day and year first above written.

VENOCO, INC.

By:
Timothy M. Marquez
Chief Executive Officer

PARTICIPANT